Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Second Quarter ended January 31, 2017 and Declares Quarterly Cash Dividend

Revenue Growth and Profitability Meet Expectations; Announces Restructuring Plan to Improve Profitability and Long-Term Revenue Growth

PEABODY, Mass. (March 6, 2017)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its second quarter ended January 31, 2017.

Highlights during the second quarter (comparisons are against Q2 of fiscal 2016) included:

•	Revenue of $131.5 million, up 3%
•	Gross margin of 44%, down 2 pts.
•	GAAP operating margin of 7%; Non-GAAP operating margin of 13%
•	GAAP diluted EPS of $0.59; Non-GAAP diluted EPS of $0.99
•	Operating cash flow of $14 million

Revenue for the second quarter of fiscal 2017 was $131.5 million, an increase of 3% compared with revenue of $127.9 million in the second quarter of fiscal 2016. GAAP net income for the second quarter of fiscal 2017 was $7.5 million, or $0.59 per diluted share, compared with net loss of ($3.0) million, or ($0.24) per diluted share, in the second quarter of fiscal 2016. Included in GAAP net income and diluted EPS for the second quarter of fiscal 2017 was an $8.2 million, or $0.41 per diluted share, benefit due to a contingent consideration adjustment associated with a decrease in forecasted revenues from the Oncura acquisition. Also included is an impairment charge of $10.4 million, or $0.52 per diluted share, in the second quarter of fiscal 2017 primarily due to the change in fair value of Oncura. The impairment charge is based on current estimates and may be revised by Analogic prior to the filing of the Company’s 10-Q on or before March 13, 2017. In addition, GAAP net loss and diluted EPS for the second quarter of 2016 included a pre-tax accrual of $13.3 million, or $1.07 per diluted share, associated with the inquiry involving our Danish subsidiary BK Medical and a pre-tax restructuring charge of $3.1 million, or $0.25 per diluted share.

Non-GAAP net income for the second quarter of fiscal 2017, excluding the above-mentioned items, was $12.6 million, or $0.99 per diluted share, compared with $14.9 million, or $1.18 per diluted share, in the prior year’s second quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For the first six months of fiscal 2017, revenue totaled $252.7 million, up 4% from the same period in the prior year. Fiscal year-to-date GAAP net income was $10.0 million, or $0.79 per diluted share, compared with net loss of ($1.6) million, or ($0.13) per diluted share, from the same period in 2016. Included in both GAAP and non-GAAP net income and earnings per share for the first six months of fiscal 2017 is $0.09 per diluted share associated with CEO transition expenses. Included in GAAP net loss and diluted EPS for the first six months of fiscal 2016 was a pre-tax accrual of $13.3 million, or $1.07 per diluted share, associated with the inquiry involving our Danish subsidiary BK Medical and a pre-tax restructuring charge of $6.4 million, or $0.52 per diluted share. Year-to-date non-GAAP net income was $18.0 million, or $1.41 per diluted share, compared with $21.9 million, or $1.73 per diluted share, in the same period last year. Included in GAAP net income and diluted EPS for the second quarter of fiscal 2017 was an $8.1 million, or $0.40 per diluted share, benefit due to a contingent consideration adjustment associated with a decrease in forecasted revenues from the Oncura acquisition. The Company also recorded an impairment charge of $10.4 million, or $0.52 per diluted share, in the first half of fiscal 2017 primarily due to the change in fair value of Oncura.

Fred Parks, president and CEO, commented, “We are pleased with the progress made in the second quarter driven by strong growth in Security on demand for international high-speed threat detection systems. The strength in Security was offset by lower Medical Imaging and Ultrasound revenues.”

Segment Revenues for the Second Quarter

Medical Imaging segment revenue was $72.4 million for the second quarter of fiscal 2017, down 2% from revenue of $73.5 million in the same period of fiscal 2016, due to lower revenues in CT and Mammography offset by favorable performance in MRI. Year-to-date Medical Imaging revenues were $139.6 million, up 1% from last year.

Ultrasound segment revenue was $40.3 million for the second quarter of fiscal 2017, down 7% from revenue of $43.3 million in the same period of fiscal 2016, due to delays in general imaging coupled with a challenging OEM probe revenue comparison partially offset by direct sales growth in China and Europe. Year-to-date Ultrasound revenues were $76.1 million, down 5% from last year.

Security and Detection segment revenue was $18.8 million for the second quarter of fiscal 2017, up 71% from revenue of $11.1 million, an easier year-over-year comparison with fiscal 2016 primarily driven by increased demand for high-speed threat detection systems. Year-to-date Security and Detection revenues were $37 million, up 52% from last year.

2017 Restructuring Plan

Today Analogic announced a restructuring of its Ultrasound business designed to improve profitability and provide consistent long-term growth. The Company intends to focus on its core markets of urology and surgery as well as specific areas of the point of care market where its products have a competitive advantage. The Company will consolidate the activities currently conducted in Vancouver, British Columbia with its existing operations in Copenhagen, Denmark and Peabody, Massachusetts and plans to exit the Vancouver facility by the end fiscal 2017. The Company intends to resize its U.S. sales and global marketing as well as general and administration organizations in-line with its objectives. These activities will result in a workforce reduction of approximately 130 employees generating an expected run rate savings of between $12 and $15 million in fiscal 2018, principally in its ultrasound business. These actions are expected to be substantially completed by the end of fiscal 2017.

The Company will incur restructuring related charges of up to $5.0 million in fiscal 2017 of which $0.5 million was recorded in the second quarter of FY17. We may incur additional non-cash charges in the second half of FY17, as we finalize the restructuring plan and determine its impact on our business.

Fred Parks commented, “Improving the performance in our Ultrasound business is paramount to Analogic’s success and value creation for our shareholders. As discussed last quarter, we have completed the analysis of our Ultrasound business, and will resize the operating expense structure, consolidate R&D and service, and optimize sales/marketing expense, to match a more focused approach on those areas of the business with long-term growth opportunities. We will focus our attention in areas in the Ultrasound space that have higher profitability such as urology and surgery, emergency medicine, and general imaging applications.”

“I am pleased to have Brooks West join Analogic to assume leadership, with full accountability of the 550 person global Ultrasound business. Brooks comes from Piper Jaffray where he was a senior medical device analyst. He also brings leadership experience in sales and marketing in the medical device sector. Brooks will have all R&D and customer facing responsibilities that will drive Ultrasound success. We expect that these changes will result in mid-single digit non-GAAP operating margins with revenue flat-to-down low-single digits in our Ultrasound business for FY2018 with growth into FY 2019.”

Fiscal 2017 and Long-Term Outlook

Total company revenue for fiscal 2017 is expected to be flat compared with fiscal 2016 with non-GAAP operating margins in the range of 10.0%-11.5% resulting in non-GAAP earnings per share between $3.00 and $3.45.

•	Ultrasound is expected to be down mid-single digits with negative low-single digit operating margins as we work through the restructuring of the business.
•	Medical Imaging is expected to be down low-single digits due to a customer insourcing decision in CT partially offset by CT system growth in China, with continued high-teens non-GAAP operating margins.
•	Security and Detection is expected to have strong double-digit growth with mid-teens non-GAAP operating margins driven by a strengthening outlook for international high-speed tenders coupled with a higher revenue run-rate for medium-speed systems in the U.S.

For fiscal 2018 we expect total company revenues to be down low-single digits, primarily due to lower revenues in Medical Imaging associated with a significant OEM customer sourcing decision in CT offset by continued growth in Security with flat performance in Ultrasound. Non-GAAP operating margins are expected to be up approximately 1 point.

Fred Parks commented, “For the remainder of fiscal 2017 we will execute our plans to improve profitability in Ultrasound while maintaining our performance levels in Medical Imaging and Security. Sequentially, revenue in the second half of the year will be roughly the same as the first half. Given the hard work ahead of us, we are targeting to maintain flat revenues this year with double-digit non-GAAP operating margins.”

“We expect to emerge from fiscal 2017 with a business structure positioned for long-term growth and improved profitability. In fiscal 2019 we are targeting mid-single digit revenue growth with non-GAAP operating margins expansion of approximately 1 point per year from fiscal 2017 levels.”

The Company does not provide a GAAP operating margin and earnings outlook because it is unable to reliably forecast many of the items that are excluded from the calculation of non-GAAP operating margin and earnings. These items could cause our GAAP operating margins and earnings to differ materially from the corresponding non-GAAP values. For more information, see “Use of Non-GAAP Financial Measures,” below.

Quarterly Cash Dividend

On February 28, 2017, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its second fiscal quarter ended January 31, 2017. The cash dividend will be payable on March 31, 2017, to shareholders of record on March 17, 2017.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call Details

Analogic will conduct an investor conference call on Monday, March 6, 2017 at 5:00 p.m. (ET) to discuss the second quarter results and outlook for fiscal 2017. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Friday, April 7, 2017. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 52494425.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight April 7, 2017. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Net revenue:
Product	$130,330	$125,938	$250,582	$240,067
Engineering	1,204	1,931	2,077	2,750

Total net revenue	131,534	127,869	252,659	242,817

Cost of sales:
Product	72,721	68,123	141,482	131,070
Engineering	1,123	967	1,846	2,029

Total cost of sales	73,844	69,090	143,328	133,099

Gross profit	57,690	58,779	109,331	109,718

Operating expenses:
Research and product development	16,213	16,566	32,063	33,805
Selling and marketing	17,358	15,249	35,538	30,482
General and administrative	3,979	22,308	17,600	35,504
Restructuring	267	3,147	299	6,430
Asset impairment charges	10,423	—	10,423	—

Total operating expenses	48,240	57,270	95,923	106,221

Income from operations	9,450	1,509	13,408	3,497
Total other income (expense), net	28	(3,507)	(414)	(3,965)

Income before income taxes	9,478	(1,998)	12,994	(468)
Provision for income taxes	1,968	987	2,948	1,141

Net income (loss)	$7,510	$(2,985)	$10,046	$(1,609)

Net income (loss) per share
Basic	$0.60	$(0.24)	$0.81	$(0.13)
Diluted	$0.59	$(0.24)	$0.79	$(0.13)
Dividends declared and paid per share	$0.10	$0.10	$0.20	$0.20
Weighted-average shares outstanding:
Basic	12,466	12,418	12,442	12,422
Diluted	12,680	12,418	12,712	12,422

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	January 31, 2017	July 31, 2016
Assets:
Cash and cash equivalents	$152,990	$118,697
Accounts receivable, net	$91,581	112,412
Inventory	$143,800	145,513
Other current assets	$13,402	12,182

Total current assets	$401,773	388,804
Property, plant, and equipment, net	$106,652	107,790
Intangible assets and goodwill, net	$104,749	119,109
Other non-current assets	$15,269	17,194

Total Assets	$628,443	$632,897

Liabilities and Stockholders’ Equity:
Accounts payable	$30,063	$28,575
Accrued liabilities	32,540	41,057
Other current liabilities	8,546	8,835

Total current liabilities	71,149	78,467
Long-term liabilities	15,090	23,253
Stockholders’ equity	542,204	531,177

Total Liabilities and Stockholders’ Equity	$628,443	$632,897

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
GAAP Income From Operations	$9,450	$1,509	$13,408	$3,497
Share-based compensation expense (Note 1)	2,597	1,760	4,160	4,143
Acquisition-related revenues and expenses (Note 2)	(6,065)	2,492	(3,853)	4,554
BK Medical distributor matter inquiry related costs (Note 3)	12	10,208	15	10,234
Restructuring (Note 4)	267	3,147	299	6,430
Asset impairment charges (Note 5)	10,423	—	10,423	—

Non-GAAP Income From Operations	$16,684	$19,116	$24,452	$28,857

Percentage of Total Net Revenue	13%	15%	10%	12%
GAAP Other Income (Expense), net	$28	$(3,507)	$(414)	$(3,965)
BK Medical distributor matter inquiry related costs (Note 3)	—	3,211	—	3,211

Non-GAAP Other Income (Expense), net	$28	$(296)	$(414)	$(754)

Percentage of Total Net Revenue	0%	0%	0%	0%
GAAP Tax Provision (Benefit) (Note 6)	$1,968	$987	$2,948	$1,141
GAAP Tax Rate	20.8%	-49.4%	22.7%	-243.7%
Non-GAAP Tax Provision (Benefit) (Note 5)	4,124	3,938	$6,074	$6,252
Non-GAAP Tax Rate	24.7%	20.9%	25.3%	22.2%
GAAP Net Income (Loss)	$7,510	$(2,985)	$10,046	$(1,609)
Share-based compensation expense (Note 1)	1,791	1,228	2,857	2,912
Acquisition-related revenues and expenses (Note 2)	(3,500)	1,989	(1,748)	3,711
BK Medical distributor matter inquiry related costs (Note 3)	8	12,640	10	12,657
Restructuring (Note 4)	169	2,010	189	4,181
Asset impairment charges (Note 5)	6,610	—	6,610	—

Non-GAAP Net Income	$12,588	$14,882	$17,964	$21,851

Percentage of Total Net Revenue	10%	12%	7%	9%
GAAP Diluted Net Income Per Share	$0.59	$(0.24)	$0.79	$(0.13)
Effect of non-GAAP adjustments	$0.40	$1.42	0.62	1.86

Non-GAAP Diluted Net Income Per Share	$0.99	$1.18	$1.41	$1.73

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2016 and 2017, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $2.1 million and $4.3 million for the three and six months ended January 31, 2017, respectively. Costs also included the adjustment for a decrease in the contingent consideration accrual of $8.2 million and $8.1 million for the three and six months ended January 31, 2017, respectively.

Note 3: During the three and six months ended January 31, 2017, we incurred $12 thousand and $15 thousand, respectively, of pre-tax inquiry-related costs, respectively, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During each of the three and six months ended January 31, 2017, we incurred pre-tax charges of $0.3 million, primarily due to severance and related costs for involuntary terminated employees.

Note 5: As a result of continuing losses in the Oncura business and the related business outlook, the Company evaluated the net realizability of all of the related assets at December 31, 2016. As a result, the company recorded a pre-tax asset impairment charge of $10.4 million, primarily associated with the write-down of the Oncura goodwill to its estimated fair values.

Note 6: The quarter and year to date Q2 FY 2017 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related adjustments and stock compensation expenses. The quarter and year to date Q2 FY 2016 non-GAAP tax rates differ from the GAAP tax rates primarill due to the BK Matter Inquiry costs and by acquisition related amortization expense.